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                                                                    Exhibit 10.2


                                  Amendment to
                     EMPLOYMENT AGREEMENT of January 21.1999
                                     between
                           MOLECULAR BIOSYSTEMS, INC.
                                       and
                                Bobba Venkatadri

         MOLECULAR BIOSYSTEMS, INC. ("the Company") and Bobba Venkatadri ("Employee"), parties to a written Employment Agreement (the "Employment Agreement") dated effective January 21, 1999, hereby amend the Employment Agreement as follows:

         Paragraph 19. REAL ESTATE. Paragraph 19 shall be amended by replacing it in its entirety with the following:

         "Paragraph 19. REAL ESTATE. Employee and Company jointly own Employee's principal residence as tenants in common. The Company's interest in the residence is equal to $300,000. The employee's interest shall be the remainder of the purchase price or value of the Property. Employee shall not alienate his interest in the Property without the Company's consent. Employee shall maintain the Property and pay all expenses associated with the Property, including but not limited to all mortgage payments; upkeep; taxes; insurance; homeowner association fees, if any; repairs and improvements (which shall be done, if at all, at employee's option); and utilities. If the employee fails or refuses for any reason to perform the obligations and make the payments called for in the preceding sentence, the Company may cause the obligations to be performed and/or make the payments.

         In the event of termination of Employee's employment for any reason ("Termination") the Company's $300,000 interest in the Property shall be reduced, liquidated and repaid as follows: Within 30 days of Termination Employee shall repay to Company $50,000, reducing Company's interest in the Property to $250,000. Within 6 months from Termination Employee shall pay an additional $50,000 to Company, reducing Company's interest in the Property to $200,000. Within one year of Termination, Employee shall repay to Company and additional $100,000, reducing Company's interest in the Property to $100,000. On or before the expiration of two years from Termination Employee shall repay the final $100,000 owing to Company. Upon the repayment of Company's interest in the Property Company shall execute a quitclaim deed or other appropriate document of conveyance releasing its interest in the Property. If Employee is unwilling or


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unable to purchase Company's interest, Company shall cooperate with Employee to sell the Property, and Employee shall be deemed to have complied with his purchase obligation under this subparagraph if a purchasing third party pays the Company the amount of its interest in the Property.

         If the Employee is deemed to receive taxable income for any payment or reimbursement under this section, such payments will be grossed up to account for all applicable income taxes."

         Paragraph 33. ARBITRATION OF DISPUTES. Paragraph 33 shall be amended by adding thereto the following sentence: "Said arbitration shall be conducted in San Diego, California pursuant to the National Rules for the Resolution of Employment Disputes of the American Arbitration Association."

         In all other respects the Employment Agreement shall remain in full force and effect.

         Agreed to this 22nd day of September, 2000:



                                     MOLECULAR BIOSYSTEMS, INC.



                                     By: /s/ DAVID RUBINFIEN
                                        ---------------------------------------
                                        Director, Board of Directors, Molecular
                                        Biosystems, Inc.


                                     By: /s/ BOBBA VENKATADRI
                                        ---------------------------------------
                                        Bobba Venkatadri